Exhibit 99.2

Quotient

Q2 2021 FINANCIAL RESULTS

August 5, 2021

https://investors.quotient.com

Dear stockholders,

This month marks two years since my return, and as you will read, we’ve made good progress on our transformation to a more streamlined, technology efficient Quotient positioned for sustainable growth going forward. In Q2 2021, we continued to work with brands to shift more of their spend to our digital solutions, we continued our planned investments to upgrade our platforms to self-service offerings and we focused on performance-based marketing designed to produce efficient results with tangible high ROIs for brands. Bolstered by these initiatives, we delivered another quarter of strong revenue. We continued to maintain our position as a leading choice for brands and retailers to address their digital needs throughout the pandemic and now as we slowly move to a post-pandemic environment, where brands and retailers face inflationary pressures and the prospect of price increases. Although our bottom-line was within our guided range, it was adversely affected by the significant growth we have experienced in media. As our Retailer Performance Media (RPM) platform and media solutions business grows, we believe the innovation work we are applying to our solutions, especially around self-service and automation will lead to an improved bottom-line over the coming quarters.  The investments we are making in these areas are designed not only to reduce delivery costs, but also to improve customer and partner satisfaction and expand our potential customer base to capture market share where self-service will become the norm.  Additionally, we believe these changes to our platform will align us more closely with our advertisers’ and partners’ needs.  In addition to improving our business, we expect that these changes to our delivery and operations will result in changes to our accounting for this business net of third-party costs such as traffic-acquisition costs (TAC) and distribution fees.  We believe this “net” view of our business will provide more transparency of our value proposition to the investment community.

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Over the next year, we plan to continue transitioning our managed services business to self-service offerings, and as a result, we expect that our accounting for these revenues will be changed to a net view.  We plan to provide transparency behind any delivery and accounting change, so you will be able to compare our performance to historical results as we move through these changes.

Over the past quarter we’ve seen indications that we’ve reached a tipping point in the industry, in particular with regard to the Free-Standing Insert (FSI) and retailers’ paper circulars. A few highlights are listed below that demonstrate our exciting progress:

●	We reached a milestone of our ability to exceed the sales unit volumes and results of the Free-Standing Inserts (FSIs) through our duration-based or fixed calendar digital national promotions.
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Expanded our National Rebates Platform with cash back offers for consumers, now available on the Coupons.com website and mobile web in addition to the Coupons.com app, and in the very near future to our network distribution partners.

●	Launched a new, sophisticated multi-touch, impression-based attribution measurement with self-serve capabilities within our Quotient Analytics Platform.
●	Continued to grow our industry presence as we secured AdExchanger’s Programmatic Power Players award for our core capabilities in performance marketing and media planning & buying.
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Expanded the reach of our promotion amplification tool as Albertsons recently went live with this solution and Hy-Vee is expected to launch this offering in the near future. Anecdotally, retailers, one in particular, are noting that the capabilities of our promotion amplification solution are providing them an alternative to paper circulars—allowing them to entirely cease producing the offline paper circular and move to our digital solution.

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Continued to see momentum for collaborative spend programs, where retailers partner with brands to shift a meaningful percentage of marketing and promotional spend onto their digital platforms powered by Quotient.

Early indications for Q3 bookings are strong for both promotions and media on a year-over-year basis. We look forward to continuing to be a platform of choice for our consumer-packaged goods (CPGs) manufacturers’ brands and retail partners as we enter the back half of the year.

Business Update

In Q2 2021, we delivered strong top line results with revenue of $123.9 million due to a continued shift of dollars from off-line spend to digital on our network. Revenue growth was up 48% over Q2 2020 and up 7% over Q1 2021.

As is the annual norm, promotion revenue was down in Q2 2021 over Q1 2021 due to seasonality. However, momentum from the last two quarters continued in Q2 2021, with strong demand from brands demonstrated by increased bookings during Q2 for promotions that will be run in future quarters. Additionally, the trend in media continued with increased bookings in Q2 2021 over the prior year. These bookings metrics are a positive indicator for both promotions and media revenue in the second half of the year. Our focused approach to working with brands to maintain or enhance their market share and increase brand awareness has yielded continued demand for the type of integrated campaigns that Quotient enables.

Inflationary pressures and potential price increases for our brands and partners have taken center stage as we enter the second half of the year. As CPGs have noted publicly, they are looking to deploy a variety of strategies to mitigate these challenges. Our teams are working closely with these brands to proactively deliver solutions designed to aid them in maximizing brand performance throughout the potentially tough quarters ahead.

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We are also seeing early indications of healthy bookings for Q3 thematic events in both promotions and media as brands and retailers plan for back-to-school, Labor Day and football season.

“As we invest in our brands to create new and stronger connections with our consumers, we will also strategically navigate the inflationary environment that accelerated quickly during [our] Q4 [2021] quarter and continues today.”

– Sean M. Connolly, President, CEO & Director, Conagra Brands, Inc.

Smaller CPGs, National Promotions and Shopper Media

Smaller CPGs, national promotions and shopper media remain growth drivers and focus areas for us. As advertiser brand teams continue to shift dollars from offline to digital, Quotient offers them a comprehensive platform where targeting, measurement and other campaign insights all leverage the same analytics engine —providing a differentiated and seamless approach for executing their campaigns. Additionally, smaller CPGs who have generally been excluded from participating in offline marketing channels, continue to seek out our digital offerings to reach shoppers with measurable ROIs through both national and shopper campaigns.

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In Q2 2021, we experienced an increase of over 340% in bookings on a dollar basis over Q2 2020 from smaller CPG brands. A key highlight from this segment’s performance, which we believe to be a direct result of changes to and a focused reorganization of our sales team, is not only our success in growing this area of our business but also the satisfaction of brands. This is demonstrated by the longer-term engagement of brands, who have a high retention rate with Quotient and a desire to do more business across multiple of our solutions. We believe growth in this area will continue as additional smaller CPGs look to utilize our platform and current brands seek to increase their spend with us based on our scale and our approach to working with them.

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National promotions continued its year-over-year bookings trend of the last two quarters, with 51% growth in the number of brands looking to deploy national promotion campaigns and 40% growth in bookings on a dollar basis in Q2 2021 over the prior year. Additionally, in Q2 2021, Quotient reached an important milestone—we demonstrated that, based on client feedback, our national promotions solution exceeded sales unit volumes and more importantly, the results of traditional FSIs. Now, having scaled our network and realigned our business to deliver promotions on a fixed calendar basis, where brands book time on our network for a specific duration to fully align with their merchandising schedules, we believe the rest of the already shifting offline FSI dollars can finally move to digital.

“…I would say, the category promotional intensity in a market like North America, [is] still below historical levels, but moving its way back to what I would say, are more normalized levels, and so we recognize the need to do that."

– Michael D. Hsu, Chairman & CEO, Kimberly-Clark Corporation

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Shopper (also known as retailer-specific) media continued to grow, with approximately 200% growth in bookings on a dollar basis in Q2 2021 over the prior year. This includes media solutions that are available to brands who continue to see increased efficiency and return on ad spend (ROAS) from using our digital solutions. Shopper media campaigns were critical during the pandemic, and we see this momentum continuing as we slowly move towards a post-pandemic environment where many changes in consumer behavior that emerged during the last year are forecast to remain in some capacity.

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Retail Network

Quotient’s retail network solutions continue to be in demand as a comprehensive and easily implemented platform that offers innovative technology along with a team of experts to assist in effective implementation and best practices for use. Importantly, this solution is designed to provide retailers with an additional alternative high-margin revenue stream at a time when they are tackling cost inflation and facing difficult year-over-year performance comparisons.

●	In Q2 2021, Rite Aid went live with Quotient’s Retailer Promotions Platform. Rite Aid is now utilizing both our Promotions and RPM Platforms as well as additional solutions we offer to retailers.
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In addition to Ahold Delhaize’s USA Peapod Labs, who went live with our promotion amplification tool in Q1 2021, Albertsons recently went live with our tool, and Hy-Vee is slated to go live with this offering in the near future. Additionally, we are in talks with other current and potential new retail partners who are looking to leverage this innovative tool to drive scaled awareness of all temporary price reductions (TPRs) for their customers while eliminating inefficiencies that have burdened this industry for decades. Retailers are finally able to contemplate, and at least in one case, plan to completely eliminate the offline paper circular.

●	RPM Platform demand continued this quarter.
o	In Q2 2021, we saw an increase of 237% in bookings dollars from our customers utilizing RPM versus the prior year period.

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o	Quotient RPM retailers saw an approximate 100% increase in alternative revenue streams from our RPM Platform in the second quarter as compared to Q2 2020.
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Collaborative spend programs, where retailers work with brands to commit a meaningful percentage of total spend on their digital platforms powered by Quotient, continue to see momentum and produce impactful results. As noted in past quarters, we believe we are in the early innings with sufficient opportunity for growth in this area.

Partnerships

Our positioning at the intersection of brands, retailers and consumers; first- and second-party data; world class analytics and industry reach has led to additional opportunities for a variety of partnerships that we believe will be mutually beneficial to our partners and Quotient, especially with respect to national promotions.

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In Q2 2021, Microsoft and MSN.com went live with Quotient’s digital coupons experience. The integration currently allows consumers to access and redeem coupons. Soon, it will also allow consumers to receive cash back rebates. We are in the early stages of this integration, and we look forward to the evolution of what we believe will be a significant opportunity for both Microsoft and Quotient in the upcoming quarters and years.

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We are working with several potential partners to add more distribution in the near-term that should significantly expand the size of our network. We remain focused on growing our reach into the number of households and consumers that desire access to savings and a better shopping experience across all touchpoints along the path to purchase.

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Social Update

Quotient has seen increased demand for our social solutions, as the innovations we have made in our measurement capabilities provide more extensive store and basket level purchase-behavior insights than previously available in our social offerings. In the second quarter of 2021, we saw approximately 83% growth in revenue and a 98% increase in the number of total social campaigns launched—with the average campaign size growing by 5%. All percentages are compared to the prior year period.

●	Hy-Vee, through its RPM Platform powered by Quotient, ran its first successful social campaign utilizing social platform partners Facebook, Instagram and Snapchat.
●	We saw social revenue through our RPM Platform more than double in Q2 2021 as compared to Q2 2020.
●	TikTok and native video continued to grow in popularity across our brands and partners, and we anticipate this to be a growth area within our influencer business in the 2H of 2021.

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Platform Updates and Releases

Digital Out of Home (DOOH): Our DOOH solution, powered by proprietary shopper data and state-of-the-art technology tied to measurable results, continues to drive demand for this solution.

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At the end of Q2 2021, we had inventory of over 241,000+ screens nationwide. This translates to approximately 8.6 billion weekly impressions that we can transact on at any given moment. We continue to see this number increase as we onboard more screens each quarter to grow our inventory while maximizing reach and opportunities for our clients. As a result of this access to supply, we saw three times growth in DOOH revenue as well as broader adoption by customers and partners in Q2 2021 as compared to the prior sequential quarter.

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Our expanded role within the industry enabled us to host the first “CPG DOOH Event” with the Digital Place Based Advertising Association (DPAA), a leading global trade marketing association connecting out-of-home (OOH) media with the advertising community while moving OOH to digital. The CPG DOOH Event was a thought-leadership event attended by CPGs, advertising agency teams and media owners. The virtual event was well attended with several notable speakers, and our role in the event has already driven new business for Quotient.

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Media Measurement Tool: In mid-July of 2021, we launched our new, sophisticated, multi-touch media measurement and self-serve capabilities within the Quotient Analytics Platform. The solution’s new measurement-rich methodology and self-serve platform is designed to allow brands, retailers and agencies the ability to holistically evaluate the performance of their omnichannel campaigns run on the Quotient Analytics Platform in near real-time through to impact on sales.

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This solution is first being rolled out exclusively to early adopters, including Nestlé, Coca-Cola, Mondelēz and Bimbo Bakeries. We expect that this solution will be made available to all brands in Fall 2021.

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This launch sets the foundation for our automated performance-based capabilities. We believe this is a critical differentiator for Quotient as the media industry evolves from volume or impression-based buying and selling to performance-based optimization. This capability is also important for brands and demand side partners to maximize their ROIs, for our retail partners and supply side to maximize their yield, and for Quotient as we continue to proceed toward our goal to becoming the leading performance marketing platform.

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National Rebates Solution: This retailer-agnostic solution is a digital alternative to the FSI and a key component of our National Promotions Platform. We continue to attract brands as they shift their dollars from offline to digital while looking to achieve both scale and measurable ROIs.

●	Demand for this solution continues to grow, especially with the availability of national rebates expanding from the Coupons.com app to the Coupons.com website and mobile web.
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Our national rebates solution, paired with the recent change in how we sell distribution across our network, and integrations and partnerships that we believe over time will provide access to the majority of households that shop using coupons, and those that don’t as of yet, provides brands of all sizes with a true digital alternative to the FSI—resulting in a more efficient promotion spend.

Promotion Amplification: Since launching our promotion amplification solution at the end of Q1 2021, we continue to witness momentum for this offering. Our advertiser partners are seeing results with tangible sales lifts, and retailers are selling more products. Using data-driven targeting, shoppers are aware of on-sale items that are available and potentially of interest to them that they may have missed unless they stroll down every aisle of a store and notice every shelf label.

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Nine brands have activated this solution as of Q2 2021, with several additional brands already committed to running campaigns using this solution in the second half, and indications of a strong pipeline for the rest of FY 2021. Ahold Delhaize USA’s Peapod Digital Labs and Albertsons are utilizing promotion amplification on their RPM Platforms. Hy-Vee intends to implement this solution in the upcoming months, and we are in discussions with several other retailers to implement promotion amplification.

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Although we are still in the early days of the customer deployment of promotion amplification, we are seeing strong demand. Within the industry, this type of offering has not only been a want but also a need for decades. As noted above, we have started to see retailers make the switch from paper circulars to this solution and we believe this trend will grow as the efficiencies of this digital offering as well as the sales lift are compelling. We continue to have conversations with both brands and retailers regarding their desire to learn more about the solution and how they can start utilizing it or adding it to their platform.

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Growth in eCommerce Channel: According to a recent report by Forrester, food and beverage will be the fastest-growing online sales category during the next several years—with a compound annual growth rate of 30% over the period spanning 2019 through 2024. As noted previously, we continue to see a correlation between eCommerce growth and demand for our digital solutions.

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Sponsored search momentum continued in Q2, with the number of brands who booked a sponsored search campaign increasing approximately 21% compared to Q1 2021. Since adding this offering to our platform, we have seen consistent quarter-over-quarter growth in bookings. With more of this business moving to self-service, along with other product innovations, we believe demand for this solution will continue to grow.

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As shown in the graph below, and as was expected from the trend witnessed in the most recent quarters, the number of redemptions from our eCommerce channel decreased in Q2 2021 from Q1 2021. Although consumers continue to utilize online grocery sales channels, the lifting of quarantines and re-opening of establishments resulted in increased in-store shopping. In a July 2021 poll by The Feedback Group, 40% of consumers polled said they plan to shop more at a physical store for groceries over the next 12 months. However, we believe online spending will reach a more normalized level in the coming quarters since we predict that mixed-mode shopping will become a lasting consumer behavior from the pandemic.

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“Driving sustained growth requires remaining close to the consumer and being informed by consumer insights..."

– Dirk Van de Put, Chairman & CEO, Mondelez International, Inc.

In Summary

We delivered another strong revenue quarter, and we saw continued demand for our platforms and solutions in the first half of the year as our advertisers and retailer partners tackled new challenges while slowly emerging from the pandemic. Earlier strategic discussions and planning with our advertisers and retailer partners around inflation and difficult performance comparisons expected in 2H 2021 transitioned from theoretical to tactical in recent months. Our teams continue to hold a seat at the table helping brands and retailers identify and execute effective programs to deploy to mitigate the effects of price increases and brand market share erosion. We believe this trend will continue, and we look forward to our platforms and thought leadership being an asset in this potentially challenging environment ahead.

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Our growth drivers, along with the continuing shift from offline legacy vehicles to digital and other market tailwinds, continue to give us confidence for our outlook for the remainder of 2021. However, there remains macroeconomic uncertainty in addition to the potential for a resurgence of the pandemic for the back half of the year. Due to these factors, we now estimate revenue growth on a gross basis of approximately 18% in the second half of 2021 over the first half of this year.

Continuing to deliver for our key stakeholders remains our primary focus, and we believe Quotient is well positioned to grow profitably from here. As industry veterans, we couldn’t be more pleased with the growing interest in digital promotions and advertising—specifically in the CPG and retailer space. It validates our thesis and extends the long runway of opportunity ahead of us as a market leader. We believe that the investments we’ve made over the past two years position us well to begin to move our business from a largely managed service to a streamlined self-service technology partner and to capitalize on the growing opportunity ahead of us. We look forward to sharing our progress with you in the upcoming quarters.

Sincerely,

Steven Boal Chief Executive Officer	Pamela Strayer Chief Financial Officer

Financial Review

We made a lot of progress against our goals during the second quarter as brands increased their spend commitments with us and shifted their marketing spend away from off-line legacy marketing tactics to digital campaigns that drive increased scale and strong ROIs. We have invested heavily in building capabilities such as improved self-service on some of our media offerings that we launched in early July, and that we believe will have a positive impact on costs, improving EBITDA margins over the coming quarters.

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●	We delivered revenue of $123.9 million, up 48% over Q2 2020 on a GAAP basis.

●	GAAP gross margin was 33.7%, compared to 39.2% in Q2 2020.

●	Non-GAAP gross margin was 40.3%, compared to 47.2% in Q2 2020.

●	GAAP operating expenses were 44.5% of revenue, compared to 58.1% of revenue in Q2 2020.

●	Non-GAAP operating expenses were $47.2 million and 38.1% of revenue, compared to the prior year of $36.8 million and 44.1% of revenue.

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We recorded a GAAP net loss of $17.2 million, compared to a net loss of $19.1 million in Q2 2020. The decrease in GAAP net loss was due primarily to a decrease in fair value of contingent consideration, a decrease in amortization of acquired intangible assets and a decrease in stock-based compensation. Net Loss Per Share in the quarter was $0.18 compared to $0.21 in Q2 2020.

●	Adjusted EBITDA was $4.3 million, representing a 3.5% margin.

Revenue Details

We delivered $123.9 million of revenue in Q2 2021, up from $83.5 million in the prior year, as momentum and demand for our platform and solutions continued from both current and new advertisers and partners.

Media revenue was up 75% in the second quarter over last year, driven primarily by pandemic suppressed media spend in Q2 2020 on top of strong current year growth driven by retailer collaborative spend programs. Sponsored product search continued to demonstrate growth on a quarter-over-quarter basis. DOOH also contributed to growth in Q2 2021 as media buyers capitalized on the nation starting to re-open.

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Promotion revenue increased 28% over last year, driven by our digital paperless solutions which were up 47% over Q2 2020; this was offset by expected continued declines in our specialty retail and digital print businesses.  Revenue from national promotions grew by approximately 36% over the prior year, while revenue from shopper promotions grew even faster at approximately 42%. The high growth in national promotions revenue, we believe is a good indicator that we are recovering from the down cycle driven by the pandemic. However, shopper promotions revenue grew at an even faster pace which continued to weigh on gross margin profitability.

Q2 2021 customer cohorts grew 39% year over year across all cohorts. Revenue increased 35% for our top 20 cohort, 32% for our 21-40 cohort and 53% for our 40+ cohort on a year-over-year basis. On a quarterly basis, revenue from our customer cohorts grew 11% in Q2 2021 over Q1 2021—driven by increased spend from advertisers. Note that we updated our cohort analysis last quarter to align more closely with our customer base and will be using this methodology going forward. Thus, this data uses only U.S. revenues and excludes specialty retail and non-CPG revenues.

Gross Margin

GAAP gross margin in the second quarter was 33.7%, down 550 basis points compared to the same quarter last year. Non-GAAP gross margin in Q2 2021 was 40.3%, down 690 basis points compared to 47.2% in Q2 last year. As expected, GAAP and non-GAAP gross margin decreases were primarily due to product mix, with a significant increase in lower margin media solutions; a higher mix of revenue from shopper campaigns vs. national campaigns; a one-time distribution fee charge which lowered margins by 70 basis points, and higher employee-related expenses. As noted last quarter, the mix of revenue coming from shopper budgets vs. national budgets impacts margins as shopper budgets carry higher distribution fees paid to our retailer partners while national spend has lower to no distribution fees which results in lower costs and higher margins. The decreases in GAAP and non-GAAP gross margin compared to the prior year were partly offset by an improvement in operating leverage. Additionally, GAAP gross margin was negatively impacted by the impairment of a promotion service right and benefitted from lower amortization of intangibles.

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GAAP gross margin was down over last quarter primarily due to product mix, with a significant increase in lower margin media solutions, a higher mix of revenue from shopper campaigns, the impairment of a promotions service right and a one-time distribution fee charge, partly offset by an improvement in operating leverage and lower recurring amortization of intangibles. This resulted in a quarter-over-quarter decrease to GAAP gross margin from 37.6% in Q1 2021 to 33.7% in Q2 2021.

Non-GAAP gross margin declined quarter over quarter by 330 basis points, primarily due to a decrease in individual product variable margins due to a higher mix of shopper campaigns, higher media product mix of 52% in Q2 2021 (up from 39.6% in Q1 2021), and an one-time distribution fee adjustment, partly offset by operating leverage.

Going forward, and as we noted last quarter we expect to see a gradual increase in gross margin rates over time. Catalysts for this change include expected growth in higher margin national promotions campaigns as well as increasing self-service capabilities across our offerings. National promotions campaigns are expected to benefit from FSI dollars shifting to digital driven by customer acceptance of our fixed calendar pricing and National Rebates solution. Increasing self-service capabilities reduce our internal costs of delivering campaigns and expands our customer reach to national media agencies who prefer to do business this way. In addition, these self-service capabilities result in more of our revenue recognized net of third-party costs and distribution fees which will reduce revenue growth rates and will raise gross profit dollars as a percentage of revenue.

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Non-GAAP gross margin excludes stock-based compensation expense, amortization of acquired intangible assets and impairment of a promotion service right.

Operating Expenses

We continue to focus on managing costs and investing where appropriate while driving greater efficiencies in the business. In Q2 2021, similar to Q1 2021, we came in slightly below our forecasted range for operating expenses. Additionally, we continue to benefit from temporarily low travel expenses resulting from the global pandemic. However, operating expenses increased as we continued to add headcount to support the growth in our business, and variable compensation increased year-over-year as a result of higher revenue.

GAAP operating expenses increased by approximately $6.7 million in Q2 2021 over the prior year period. This increase was primarily due to increases in headcount, variable compensation costs and professional fees, partly offset by a decrease in a change in fair value of contingent consideration and lower marketing costs. On a quarter-over-quarter basis, GAAP operating expenses increased by $2.6 million—primarily due to increases in professional services, headcount, and stock-based compensation.

Non-GAAP operating expenses increased by approximately $10.4 million in Q2 2021 compared to Q2 2020—primarily due to increases in headcount, a higher variable compensation from increased revenues, partly offset by a decrease in marketing spend.

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Non-GAAP operating expenses exclude stock-based compensation, the change in fair value of contingent consideration, amortization of acquired intangible assets, certain acquisition-related costs and restructuring charges.

EBITDA

Our GAAP Net Loss for the second quarter of 2021 was $17.2 million. We reported $4.3 million of adjusted EBITDA in the second quarter of 2021, within our guidance range but below our expectations for the quarter. Lower margin revenue growth reduced the profits flowing through to EBITDA.

Adjusted EBITDA excludes interest expense, income taxes, depreciation and amortization; the change in fair value of contingent consideration; stock-based compensation; charges for certain acquisition-related costs; impairment of promotion service right; restructuring charges and other (income) expense, net.

Stock Buyback

As noted last quarter, our Board of Directors authorized a stock buyback program of up to $50.0 million of Quotient’s common stock. This became effective on February 16, 2021. We did not repurchase any shares in Q2 2021, nor have we repurchased any shares since the inception of the program.

Balance Sheet and Cash Flow

We continue to focus on maintaining a strong balance sheet, delivering cash flow from operations in Q2 2021 of $7.0 million. This was primarily driven by strong collections and the timing of vendor payables.

We ended Q2 2021 with $238.3 million in cash and cash equivalents, down $2.8 million from the prior quarter.

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Looking Forward

As anticipated, we saw strong bookings momentum for our business continue into our second quarter of 2021. We believe we will continue to see this trend throughout the year as customers’ and retailers’ demands for the high ROIs delivered by our platform remain a focus for their businesses.

Additionally, we continue to enhance our self-service functionality, and, in July, we launched improved self-service capabilities for our sponsored search offering.  With this release, we expect most of this business to move to self-service in Q3 and Q4 of this year which will likely be recognized as revenue, net of third-party traffic acquisition costs (TAC) and distribution fees.  This change in accounting will reduce our revenue and cost of sales by the amounts related to third-party costs for all transactions on a net basis, with no change to total gross margin profit dollars reported.

Gross margins and EBITDA continue to be key areas of focus for us. We believe that the upgrades we are making to our platform will lead to improved profitability over time.  While gross margins are expected to improve in the second half of 2021 over the first half from changes in sponsored search, further improvements will come in 2022 with additional investments in our platform and more automation on campaign delivery that impacts much of our media business.

In terms of cash management, our focus on maintaining a strong balance sheet along with solid cash flow from operations continues to remain key to our overall strategy.

Business Outlook

As well as what we have shared in prior commentary, we are in the midst of contract renewals with certain retailers which could have an impact on future results.

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For the second half of 2021, we expect that all sponsored search revenue will be recognized net of third-party costs.  We estimate that this accounting change will reduce revenue and cost of sales by approximately $5 million to $6 million per quarter in each Q3 2021 and Q4 2021.  Based on this change, we expect the following:

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Revenue guidance is estimated to be $126.0 million to $133.0 million in Q3 2021. For historical comparison purposes, if sponsored search continued to be recognized on a gross basis, our revenue guidance would have been approximately $5 million higher representing growth over the prior year of 11% at the mid-point on a like-for-like or gross basis.

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Gross profit remains a focus while we continue to invest in our platform and automation to improve this metric.  Our gross profit is significantly impacted by the mix of business that we book in any quarter with promotion revenues generally driving higher gross margins than media revenues.  Predicting the mix of revenue between promotion and media remains difficult at this time.

●	Adjusted EBITDA to be in the range of $2.0 million to $12.0 million.

●	Operating cash flow to be in the range of $7.0 million to $12.0 million.

For the full year 2021, we expect the following:

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Revenue of $505.0 million to $522.0 million. For historical comparison purposes, if sponsored search had remained on a gross basis, the revenue range would have been approximately $10 million higher representing growth over the prior year of 17% at the mid-point on a like-for-like or gross basis.

●	We expect Adjusted EBITDA for the full year 2021 to be in the range of $50.0 million to $65.0 million.

●	We expect weighted average basic shares outstanding for 2021 to be approximately 95.0 million.

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Upcoming Events

Quotient plans to participate in the following events:

●	Oppenheimer Technology, Internet & Communications Conference (Virtual), August 10, 2021

●	UBS Digital Advertising Investor Call, August 17, 2021

●	Colliers Institutional Investor Conference (Virtual), September 9, 2021

Earnings Webcast

Quotient will host a conference call and live webcast today at 2:00pm PST to discuss the second quarter 2021 financial results. To listen to a live audio webcast, please visit Quotient’s Investor Relations website at investors.quotient.com. A replay of the webcast will be available at the same website. You may also access the call and register with a live operator by dialing (866) 270-1533, or outside the U.S. (412) 317-0797, at least 15 minutes prior to the 2:00 p.m. PST start time.

About Quotient Technology Inc.

Quotient Technology (NYSE: QUOT) is the leading digital media and promotions technology company for advertisers, retailers and consumers. Our omnichannel platform is powered by exclusive consumer spending data, location intelligence and purchase intent data to reach millions of shoppers daily and deliver measurable, incremental sales.

Quotient partners with leading advertisers and retailers, including Clorox, Procter & Gamble, General Mills, Unilever, Albertsons Companies, CVS, Dollar General and Peapod Digital Labs, a company of Ahold Delhaize USA. Quotient is headquartered in Mountain View, California, and has offices across the U.S. as well as in Bangalore, Paris, London and Tel Aviv. For more information visit www.quotient.com.

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Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Forward Looking Statements

This stockholder letter includes forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to management, including our current expectations with respect to revenues, Adjusted EBITDA, and operating cash flow for the third quarter of 2021, and revenue, Adjusted EBITDA, and weighted average basic shares outstanding for the full year 2021; our investments in innovation, and especially around self-service and automation, as aligning us more closely to our advertisers’ and partners’ needs, as improving customer and partner satisfaction, as expanding our potential customer base to capture market share where self-service will become the norm; as reducing delivery costs; as leading to increased profitability over time, and as positioning us to capitalize on the business opportunity ahead of us; changes to our solutions, including the planned shift from our current managed services business to self-service offerings, resulting in changing, to a “net” approach, our accounting for the associated revenues; our intent to provide transparency in regard to the change in accounting approach; our expectation that all sponsored search revenue will be recognized net of third party traffic acquisition costs (TAC) and distribution fees; positive trends in bookings in both media and promotions for the third quarter of 2021; our leadership and provision of strategies and solutions to our customers and partners in helping them mitigate potential inflation and brand-erosion challenges; momentum in eCommerce and online shopping trends; momentum in mixed-mode (i.e. in-store and online) shopping; momentum in collaborative (i.e. advertiser plus retailer) spend programs; our expectations for our solutions, partnerships, and product launches including our social media, promotion amplification, and national rebates solutions; momentum and benefits relating to our sponsored search offering; trends in advertisers’ deployment of our promotion and media platforms, including growth in national promotions and shopper (i.e. retailer-specific) campaign; the launch of our media measurement offering within our Quotient Analytics Platform which sets the foundation for our automated performance-based capabilities; retailers’ plans to prioritize RPM; growth in partnerships such as eCommerce, financial services and operating system companies that complement our business and extend our reach; momentum with our DOOH offering; growth in smaller CPG customers; mix between media and promotions offerings continuing to affect gross margin, and revenue trends within the media category as resulting in lower media gross margin; and our expectation for a gradual increase in gross margin rates over time, with the expected catalysts for his change to include expected growth in higher margin national promotions campaigns as well as increasing self-service capabilities across our offerings.

Forward-looking statements are based on information available to and the good faith beliefs of our management team as of the time of this call and are subject to known and unknown risks and uncertainties that could cause actual performances or results to differ materially.

Additional information about factors that could potentially impact our financial results can be found in today's press release and in the risk factors identified in our Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC on February 23, 2021 and May 10, 2021, respectively. We disclaim any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or otherwise.

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Use of Non-GAAP Measures

In addition to the U.S. GAAP financials, this stockholder letter includes certain non-GAAP financial measures. The non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for an analysis of our results under U.S. GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We consider these non-GAAP financial measures to be important because they provide useful measures of the operating performance of the company, exclusive of unusual events or factors that do not directly affect what we consider to be our core operating performance and are used by our management for that purpose. The use of non-GAAP measures is further discussed in the accompanying press release, which has been furnished to the SEC on Form 8-K and posted on our website. The press release defines our non-GAAP financial measure of Adjusted EBITDA. This stockholder letter defines our non-GAAP financial measure of Adjusted EBITDA, non-GAAP Gross Margins and non-GAAP Operating Expenses. A reconciliation between GAAP and non-GAAP measures can also be found in the accompanying press release and accompanying presentation’s appendix. A reconciliation of Adjusted EB ITDA, non-GAAP Gross Margins and non-GAAP Operating Expenses, all of which are non-GAAP guidance measures, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain (income) expense items that are excluded in calculating Adjusted EBITDA, non-GAAP Gross Margins and non-GAAP Operating Expenses.

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Financial Tables

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$238,299	$222,752
Accounts receivable, net	134,230	137,649
Prepaid expenses and other current assets	16,094	18,547
Total current assets	388,623	378,948
Property and equipment, net	19,134	17,268
Operating leases right-of-use-assets	18,247	16,222
Intangible assets, net	27,717	44,898
Goodwill	128,427	128,427
Other assets	898	1,029
Total assets	$583,046	$586,792
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$12,295	$15,959
Accrued compensation and benefits	14,279	14,368
Other current liabilities	73,326	70,620
Deferred revenues	17,977	12,027
Contingent consideration related to acquisitions	21,410	8,524
Total current liabilities	139,287	121,498
Operating lease liabilities	18,510	15,956
Other non-current liabilities	725	2,358
Contingent consideration related to acquisitions	—	20,930
Convertible senior notes, net	182,899	177,168
Deferred tax liabilities	1,853	1,853
Total liabilities	343,274	339,763

Stockholders' equity:
Common stock	1	1
Additional paid-in capital	721,795	698,333
Accumulated other comprehensive loss	(1,105)	(1,001)
Accumulated deficit	(480,919)	(450,304)
Total stockholders' equity	239,772	247,029
Total liabilities and stockholders' equity	$583,046	$586,792

Q2 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	26

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$123,880	$83,455	$239,196	$182,242
Cost of revenues(1)	82,161	50,731	154,145	111,842
Gross Margin	41,719	32,724	85,051	70,400
Operating Expenses:
Sales and marketing(1)	28,467	23,814	55,832	48,848
Research and development(1)	11,411	8,621	23,467	19,214
General and administrative(1)	15,009	12,268	27,842	27,358
Change in fair value of contingent consideration	242	3,766	527	4,226
Total operating expenses	55,129	48,469	107,668	99,646
Loss from operations	(13,410)	(15,745)	(22,617)	(29,246)
Interest expense	(3,767)	(3,610)	(7,497)	(7,184)
Other income (expense), net	194	187	(34)	767
Loss before income taxes	(16,983)	(19,168)	(30,148)	(35,663)
Provision for (benefit from) income taxes	218	(35)	467	195
Net loss	$(17,201)	$(19,133)	$(30,615)	$(35,858)

Net loss per share, basic and diluted	$(0.18)	$(0.21)	$(0.33)	$(0.40)

Weighted-average shares used to compute net loss per share, basic and diluted	93,645	90,112	93,038	89,875

(1) The stock-based compensation expense included above was as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of revenues	$401	$387	$824	$822
Sales and marketing	1,181	1,323	2,436	2,725
Research and development	977	839	1,949	1,720
General and administrative	3,981	4,457	7,175	9,265
Total stock-based compensation	$6,540	$7,006	$12,384	$14,532

Q2 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	27

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2021	2020

Cash flows from operating activities:
Net loss	$(30,615)	$(35,858)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	17,138	17,843
Stock-based compensation	12,384	14,532
Amortization of debt discount and issuance cost	5,731	5,432
Impairment of promotion service right	2,580	—
Allowance (recovery) for credit losses	(13)	263
Deferred income taxes	467	195
Change in fair value of contingent consideration	527	4,226
Other non-cash expenses	1,906	1,442
Changes in operating assets and liabilities:
Accounts receivable	3,431	30,730
Prepaid expenses and other current assets	2,467	(2,470)
Accounts payable and other current liabilities	(1,670)	(7,551)
Payments for contingent consideration and bonuses	(2,901)	(15,418)
Accrued compensation and benefits	119	(7,478)
Deferred revenues	5,950	2,108
Net cash provided by operating activities	17,501	7,996

Cash flows from investing activities:
Purchases of property and equipment	(6,426)	(4,689)
Net cash used in investing activities	(6,426)	(4,689)

Cash flows from financing activities:
Proceeds from issuances of common stock under stock plans	14,794	1,762
Payments for taxes related to net share settlement of equity awards	(4,110)	(3,327)
Principal payments on promissory note and finance lease obligations	(167)	(91)
Payments for contingent consideration	(6,121)	(14,582)
Net cash provided by (used in) financing activities	4,396	(16,238)
Effect of exchange rates on cash and cash equivalents	76	39
Net increase (decrease) in cash and cash equivalents	15,547	(12,892)
Cash and cash equivalents at beginning of period	222,752	224,764
Cash and cash equivalents at end of period	$238,299	$211,872

Q2 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	28

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net loss	$(17,201)	$(19,133)	$(30,615)	$(35,858)
Adjustments:
Stock-based compensation	6,540	7,006	12,384	14,532
Depreciation and amortization	7,707	8,958	17,138	17,843
Acquisition related costs and other(1)	3,251	387	3,733	2,096
Change in fair value of contingent consideration	242	3,766	527	4,226
Interest expense	3,767	3,610	7,497	7,184
Other (income) expense, net	(194)	(187)	34	(767)
Provision for (benefit from) income taxes	218	(35)	467	195

Total adjustments	$21,531	$23,505	$41,780	$45,309

Adjusted EBITDA	$4,330	$4,372	$11,165	$9,451

(1) For the three and six months ended June 30, 2021, "other" includes a charge of $2.6 million related to the impairment of a promotion service right, and restructuring charges of $0.2 million, for both respective periods. The three months ended June 30, 2020, include no other costs. For the six months ended June 30, 2020, other includes restructuring charges of $1.5 million. Acquisition related costs primarily include certain bonuses contingent upon the acquired company meeting certain financial metrics over the contingent consideration period and diligence, accounting, and legal expenses incurred related to certain acquisitions. Restructuring charges relate to severance for certain executive management changes and impacted employees.

Q2 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	29

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF GROSS MARGIN TO NON-GAAP GROSS MARGIN
(Unaudited, in thousands)

	Q2 FY 20	Q1 FY 21	Q2 FY 21
Revenues	$83,455	$115,316	$123,880

Cost of revenues (GAAP)	$50,731	$71,984	$82,161
(less) Stock-based compensation	(387)	(423)	(401)
(less) Amortization of acquired intangible assets	(6,278)	(6,593)	(5,276)
(less) Impairment of promotion service right	—	—	(2,580)
Cost of revenues (Non-GAAP)	$44,066	$64,968	$73,904

Gross margin (GAAP)	$32,724	$43,332	$41,719
Gross margin percentage (GAAP)	39.2%	37.6%	33.7%

Gross margin (Non-GAAP)*	$39,389	$50,348	$49,976
Gross margin percentage (Non-GAAP)	47.2%	43.7%	40.3%

* Non-GAAP gross margin excludes stock-based compensation, amortization of acquired intangible assets and impairment of a promotion service right.

Q2 2021 FINANCIAL RESULTS AND BUSINESS UPDATES	30

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF OPERATING EXPENSES TO NON-GAAP OPERATING EXPENSES
(Unaudited, in thousands)

	Q2 FY 20	Q3 FY 20	Q4 FY 20	Q1 FY 21	Q2 FY 21
Revenues	$83,455	$121,116	$142,529	$115,316	$123,880

Sales and marketing expenses	23,814	24,555	31,124	27,365	28,467
(less) Stock-based compensation	(1,323)	(1,187)	(1,399)	(1,255)	(1,181)
(less) Amortization of acquired intangible assets	(914)	(866)	(866)	(866)	(866)
(less) Restructuring charges	—	—	—	—	(217)
Non-GAAP Sales and marketing expenses	$21,577	$22,502	$28,859	$25,244	$26,203
Non-GAAP Sales and marketing percentage	26%	19%	20%	22%	21%

Research and development	8,621	9,744	11,358	12,056	11,411
(less) Stock-based compensation	(839)	(1,003)	(1,108)	(972)	(977)
Non-GAAP Research and development expenses	$7,782	$8,741	$10,250	$11,084	$10,434
Non-GAAP Research and development percentage	9%	7%	7%	10%	8%

General and administrative expenses	12,268	12,099	14,720	12,833	15,009
(less) Stock-based compensation	(4,457)	(3,857)	(4,364)	(3,194)	(3,981)
(less) Acquisiton related costs	(387)	(393)	(1,039)	(482)	(453)
Non-GAAP General and administrative expenses	$7,424	$7,849	$9,317	$9,157	$10,575
Non-GAAP General and administrative percentage	9%	6%	7%	8%	9%

Non-GAAP Operating expenses*	$36,783	$39,092	$48,426	$45,485	$47,212
Non-GAAP Operating expense percentage	44%	32%	34%	39%	38%

* Non-GAAP operating expenses excludes changes in fair value of contingent consideration, stock-based compensation, amortization of acquired intangible assets, restructuring charges, and acquisition related costs.

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